UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2007

SPARTAN STORES, INC.
(Exact Name of Registrant as
Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-31127 (Commission File Number)	38-0593940 (IRS Employer Identification no.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan (Address of Principal Executive Offices)	49518-8700 (Zip Code)

Registrant's telephone number,
including area code:  (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement

          As previously announced, on March 19, 2007, Spartan Stores, Inc. ("Spartan Stores"), through certain of its subsidiaries, entered into an Asset Purchase Agreement (the "Purchase Agreement") with G&R Felpausch Company and certain of its affiliates ("Felpausch"), to acquire certain operating assets of Felpausch, a privately held Hastings, Michigan-based retail grocery operator with retail stores located in Michigan. Under the terms of the Purchase Agreement, Spartan Stores would acquire and assume leases at 20 stores, two fuel centers, and three convenience stores. The purchased assets would include leasehold improvements and operating assets associated with the acquired stores and fueling stations, assets associated with nine in-store pharmacies, Felpausch trademarks, trade names and intangibles, and certain other property for a purchase price of $38.5 million in cash, subject to an eighteen-month holdback of $2 million for resolving indemnification and other matters. In addition, Spartan Stores would purchase inventory.

          The Company expects the transaction to be completed in its fiscal 2008 first quarter. The closing of the transaction is subject to a number of conditions stated in the Purchase Agreement, including the approval of the Spartan Stores Board of Directors and the approval of the shareholders of Felpausch. Simultaneously with the Purchase Agreement, Family Fare entered into Shareholder Voting Agreements with individuals and entities holding approximately 29% of the voting shares of G&R Felpausch Company that require such shareholders to vote in favor of the Purchase Agreement and against competing proposals.

          Additional conditions to the closing of the transaction include, among others, that Spartan Stores is satisfied with its due diligence investigation; that certain consents, waivers, approvals, agreements, and certificates be obtained from landlords and a variety of other third parties affected by the transaction, and that required regulatory approvals be obtained. The Purchase Agreement also contains representations and warranties of both parties, indemnification agreements, termination rights, and a variety of covenants and agreements.

          A copy of the Asset Purchase Agreement is attached as Exhibit 2.1 and is incorporated herein by reference. The foregoing brief description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement.

          The representations and warranties contained in the Purchase Agreement are only contractual provisions which define certain of the rights of the parties to the Purchase Agreement. These representations and warranties will be modified by exceptions to be contained in a disclosure schedule which will be finalized at a later date and which the parties do not intend to disclose to the public. No one other than the parties to the Purchase Agreement is entitled to rely on the representations and warranties in the Purchase Agreement. No one should expect or assume that the representations and warranties are or will be entirely complete, accurate and not misleading without exception or omission. Under the Purchase Agreement, the parties have, in their discretion, the rights to waive the accuracy of representations and warranties, the satisfaction of conditions, and the performance of covenants and agreements provided in the Purchase Agreement for its benefit in its discretion. Such waivers will not constitute an amendment of the Purchase Agreement and it is not expected that such waivers will be publicly disclosed. The Purchase Agreement may be amended by agreement of the parties. It should not be assumed that the transaction will occur on exactly the terms and with satisfaction of all conditions stated in the Purchase Agreement.

          This filing contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects", "intends", or "plans" that a particular occurrence "will" or "would" be the result or occur; or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. The Company's ability to complete the proposed acquisition depends on satisfaction of a variety of contractual conditions, not all of which are entirely within the control of Spartan Stores, its subsidiaries, or Felpausch. Realization of increased sales and earnings depends on the ability of Spartan Stores to successfully complete the transaction, integrate the acquired assets, and implement its plans and business practices. Spartan Stores' ultimate ability to execute its strategies, compete effectively, and achieve long-term success is subject to a variety of uncertainties and factors. Additional information about the factors that may affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this filing.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits: The following document is attached as an exhibit to this report on Form 8-K:

	2.1	Asset Purchase Agreement, dated March 19, 2007

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 23, 2007	SPARTAN STORES, INC.

	By	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

2.1	Asset Purchase Agreement dated March 19, 2007.